Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-233720) pertaining to the 10x Genomics, Inc. 2019 Omnibus Incentive Plan, the 10x Genomics, Inc. 2019 Employee Stock Purchase Plan, and the 10x Genomics, Inc. Amended and Restated 2012 Stock Plan of our report dated February 27, 2020, with respect to the consolidated financial statements of 10x Genomics, Inc. included in this Annual Report (Form 10-K) of 10x Genomics, Inc. for the year ended December 31, 2019.

/s/ Ernst & Young LLP

Redwood City, California

February 27, 2020